Exhibit 10.18.2

LIMITED PARTNERSHIP UNIT PURCHASE AGREEMENT (13%)

LIMITED PARTNERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”) dated as of November 30, 2010, by and among MDC PARTNERS INC., a Canadian corporation (the “Purchaser”), 2265178 Ontario Limited (“Capital C Holdco”), and TONY CHAPMAN, VICTORIA CALVERLEY, BENNETT KLEIN and TOM CLUNE (collectively, the “Capital C Principals” and each, a “Capital C Principal”).

WITNESSETH:

WHEREAS, Newport Holdco Partners Holding LP (“Newport”) and the Capital C Principals formed Capital C Partners LP ("Capital C LP") for the purpose of demerging the businesses of Capital C Communications LP ("Communications Holdco"), which consisted of the Capital C business (the "Capital C Business") and the Kenna business (see reorganization chart attached as Exhibit A to the Newport Purchase Agreement (the "Reorganization");

AND WHEREAS immediately prior to the execution and delivery of this Agreement, Newport, Communications Holdco, the Capital C Principals and the Kenna Principals consummated the transactions contemplated by the Reorganization.  In connection with such Reorganization, Newport and the Capital C Principals caused Communications Holdco to transfer all of the assets utilized as the Capital C Business and certain disclosed liabilities and obligations and the Capital C Business to Capital C LP, pursuant to an Assignment and Assumption Agreement (the "Conveyance Documents");

AND WHEREAS, immediately following the Reorganization, Newport held 67.13% of the partnership units of Capital C LP (the “67% Purchased Units”), and Purchaser purchased such 67% Purchased Units from Newport pursuant to a Limited Partnership Purchase Agreement dated the date hereof (the “Newport Purchase Agreement”), such that after giving effect to such purchase, Purchaser owned 67.13% of Capital C LP, Capital C Holdco owned 20% of Capital C LP and 2265179 Ontario Limited, a wholly owned subsidiary of Capital C Holdco (“2265179”) owned 12.86% of the partnership units of Capital C LP (the “13% Units”);

AND WHEREAS, the issued capital of 2265179 consists of 101 common shares (the “Purchased Shares”), all of which are legally and beneficially owned by Capital C Holdco;

AND WHEREAS, Capital C Holdco now desires to sell, and Purchaser desires to purchase, the Purchased Shares, such that after giving effect to such purchase, Purchaser will own 67.13% of Capital C LP directly and 12.87% of Capital C LP through ownership of 2265179 which owns the 13% Units, beneficially and of record, aggregating a 80.0% ownership interest in Capital C LP and Capital C Holdco will own 20% of Capital C LP;

AND WHEREAS simultaneous with the execution and delivery of this Agreement, the Purchaser, Capital C Holdco, the Capital C Principals and Capital C LP are executing and delivering an amended and restated limited partnership agreement in respect of Capital C LP (the “Capital C LP Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
SALE OF THE PURCHASED SHARES

Section 1.1        Sale of the Purchased Shares.  Subject to the terms and conditions herein stated, Capital C Holdco agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date (as defined in Section 2.2), and the Purchaser agrees to purchase from Capital C Holdco on the Closing Date, the  Purchased Shares.

ARTICLE II
PURCHASE PRICE AND CLOSING

Section 2.1        Purchase Price; Contingent Payments.  In full consideration for the purchase by the Purchaser of the 13% Purchased Units, the purchase price (the "Purchase Price") shall be calculated and paid by the Purchaser to Capital C Holdco, as set forth in this Section 2.1 below.

(a)        First Contingent Payment. Subject to clauses (h), (i) and (j) below, within five business days after the Annual Determination for calendar year 2010 and any adjustments thereto shall have become binding on the parties in accordance with the Capital C LP Agreement, the Purchaser shall pay to Capital C Holdco the First Contingent Payment ("FAP"), calculated as follows:

FAP = 36% x 2010 PBT

; provided, however, that for purposes of calculating the FAP, “2010 PBT” shall be calculated for the period commencing on the Closing Date and ending on December 31, 2010.

(b)       Second Contingent Payment. Subject to clauses (h), (i) and (j) below, within five business days after the Annual Determination for calendar year 2011 and any adjustments thereto shall have become binding on the parties in accordance with the Capital C LP Agreement, the Purchaser shall pay to Capital C Holdco the Second Contingent Payment ("SAP"), calculated as follows:

SAP = Applicable Percentage x 36% x 2011 PBT

; provided, however, in the event that 2011 PBT were less than $3,400,000, then SAP shall equal (A) the excess, if any, of (i) 2011 PBT over (ii) $2,040,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage;

provided further, however, in the event that 2011 PBT were greater than $4,000,000 (such excess, the “2011 Excess”), then the Purchaser shall pay to Capital C Holdco an additional payment calculated as follows: the Applicable Multiplier (as defined below) multiplied by the 2011 Excess (the “2011 Top-Up”).

(c)        Third Contingent Payment. Subject to clauses (h), (i) and (j) below, within five business days after the Annual Determination for calendar year 2012 and any adjustments thereto shall have become binding on the parties in accordance with the Capital C LP Agreement, the Purchaser shall pay to Capital C Holdco the Third Contingent Payment ("TAP"), calculated as follows:

TAP = Applicable Percentage x 36% x 2012 PBT

; provided, however, in the event that 2012 PBT were less than $3,400,000, then TAP shall equal (A) the excess, if any, of (i) 2012 PBT over (ii) 2,040,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage;

provided further, however, in the event that (x) 2011 PBT minus (y) (i) SAP divided by the Applicable Percentage applicable to SAP divided by (ii) 90%, were less than $2,040,000, then for purposes of the calculations of TAP above, 2012 PBT shall be reduced by the amount of such shortfall;

provided further, however, in the event that (x) 2011 PBT minus (y) (i) SAP divided by the Applicable Percentage applicable to SAP divided by (ii) 90%, were greater than $2,040,000, and 2012 PBT were greater than $4,000,000 (such excess, the “2012 Excess”), then the Purchaser shall pay to Capital C Holdco an additional payment calculated as follows: the Applicable Multiplier multiplied by the 2012 Excess (the “2012 Top-Up”).

(d)        Fourth Contingent Payment. Subject to clauses (h), (i) and (j) below, within five business days after the Annual Determination for calendar year 2013 and any adjustments thereto shall have become binding on the parties in accordance with the Capital C LP Agreement, the Purchaser shall pay to Capital C Holdco the Fourth Contingent Payment ("FOAP"), calculated as follows:

FOAP = Applicable Percentage x 36% x 2013 PBT

; provided, however, in the event that 2013 PBT were less than $3,400,000, then FOAP shall equal (A) the excess, if any, of (i) 2013 PBT over (ii) 2,040,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage;

provided further, however, in the event that (x) the sum of 2011 PBT and 2012 PBT minus (y) (i) the sum of (A) SAP divided by the Applicable Percentage applicable to SAP and (B) TAP divided by the Applicable Percentage applicable to TAP divided by (ii) 90%, were less than $4,080,000, then for purposes of the calculations of FOAP above, 2013 PBT shall be reduced by the amount of such shortfall;

provided further, however, in the event that (x) the sum of 2011 PBT and 2012 PBT minus (y) (i) the sum of (A) SAP divided by the Applicable Percentage applicable to SAP and (B) TAP divided by the Applicable Percentage applicable to TAP divided by (ii) 90%, were greater than $4,080,000, and 2013 PBT were greater than $4,000,000 (such excess, the “2013 Excess”), then the Purchaser shall pay to Capital C Holdco an additional payment calculated as follows: the Applicable Multiplier multiplied by the 2013 Excess (the “2013 Top-Up”).

(e)        Fifth Contingent Payment.  Subject to clauses (h), (i) and (j) below, within five business days after the Annual Determination for calendar year 2014 and any adjustments thereto shall have become binding on the parties in accordance with the Capital C LP Agreement, the Purchaser shall pay to Capital C Holdco the Fifth Contingent Payment ("FIAP"), calculated as follows:

FIAP = Applicable Percentage x 36% x 2014 PBT

; provided, however, in the event that 2014 PBT were less than 3,400,000, then FIAP shall equal (A) the excess, if any, of (i) 2014 PBT over (ii) $2,040,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage;

; provided further, however, in the event that (x) the sum of 2011 PBT, 2012 PBT and 2013 PBT minus (y) (i) the sum of (A) SAP divided by the Applicable Percentage applicable to SAP, (B) TAP divided by the Applicable Percentage applicable to TAP and (C) FOAP divided by the Applicable Percentage applicable to FOAP divided by (ii) 90%, were less than $6,120,000, then for purposes of the calculations of FIAP above, 2014 PBT shall be reduced by the amount of such shortfall;

provided further, however, in the event that (x) the sum of 2011 PBT, 2012 PBT and 2013 PBT minus (y) (i) the sum of (A) SAP divided by the Applicable Percentage applicable to SAP, (B) TAP divided by the Applicable Percentage applicable to TAP and (C) FOAP divided by the Applicable Percentage applicable to FOAP divided by (ii) 90%, were greater than $6,120,000, and 2014 PBT were greater than $4,000,000 (such excess, the “2014 Excess”), then the Purchaser shall pay to Capital C Holdco an additional payment calculated as follows: the Applicable Multiplier multiplied by the 2014 Excess (the “2014 Top-Up”).

(f)        Last Contingent Payment.  Subject to clauses (h), (i) and (j) below, within five business days after the Annual Determination for calendar year 2015 and any adjustments thereto shall have become binding on the parties in accordance with the Capital C LP Agreement, the Purchaser shall pay to Capital C Holdco the Last Contingent Payment ("LAP"), calculated as follows:

LAP = Applicable Percentage x 36% x 2015 PBT

; provided, however, in the event that 2015 PBT were less than $3,400,000, then LAP shall equal (A) the excess, if any, of (i) 2015 PBT over (ii) $2,040,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage;

; provided further, however, in the event that (x) the sum of 2011 PBT, 2012 PBT, 2013 PBT and 2014 PBT minus (y) (i) the sum of (A) SAP divided by the Applicable Percentage applicable to SAP, (B) TAP divided by the Applicable Percentage applicable to TAP, (C) FOAP divided by the Applicable Percentage applicable to FOAP and (D) FIAP divided by the Applicable Percentage applicable to FIAP, divided by (ii) 90%, were less than $8,160,000, then for purposes of the calculations of LAP above, 2015 PBT shall be reduced by the amount of such shortfall;

provided further, however, in the event that (x) the sum of 2011 PBT, 2012 PBT, 2013 PBT and 2014 PBT minus (y) (i) the sum of (A) SAP divided by the Applicable Percentage applicable to SAP, (B) TAP divided by the Applicable Percentage applicable to TAP, (C) FOAP divided by the Applicable Percentage applicable to FOAP and (D) FIAP divided by the Applicable Percentage applicable to FIAP, divided by (ii) 90%, were greater than $8,160,000, and 2015 PBT were greater than $4,000,000 (such excess, the “2015 Excess”), then the Purchaser shall pay to Capital C Holdco an additional payment calculated as follows: the Applicable Multiplier multiplied by the 2015 Excess (the “2015 Top-Up”).

(g)        No Negative Payments.  In the event that the calculation of FAP, SAP, TAP, FOAP, FIAP or LAP, as the case may be, results in an amount which is less than zero, such Purchase Price component shall be deemed to be zero.

(h)        Additional Top-Up Payments. Capital C Holdco and/or management (to the extent management has either purchased or received from Capital C Holdco its equity interests) shall be eligible to receive the 2011 Top-Up, 2012 Top-Up, 2013 Top-Up, 2014 Top-Up or 2015 Top-Up (collectively, the “Top-Up Payments”) within thirty (30) days after the Annual Determination (as defined below) has been determined for each calendar year commencing in 2011 and continuing only during the period of time in which Capital C Holdco and/or management (to the extent management has either purchased or received from Capital C Holdco its equity interests) continues to own equity interests in Capital C LP.  For the purposes of calculating any Top-Up Payment, the “Applicable Multiplier” shall mean 10%; provided, however, that if at any time Capital C Holdco and/or management (to the extent management has either purchased or received from Capital C Holdco its equity interests) owns less than 20% of the limited partnership interests in Capital C LP, then the Applicable Multiplier shall be reduced on a pro rata basis to reflect such reduced equity holdings.

(i)         Payment of the Purchase Price; Limitations and Conditions Precedent to Contingent Payments and Top-Up Payments. Payment of each component of the Purchase Price and any Contingent Payment or Top-Up Payments that is required to be made under this Section 2.1 shall be made in Canadian dollars by the Purchaser by direct wire transfer to the account of Capital C Holdco, as set forth on Schedule 2.1 (or to such other account as Capital C Holdco may notify the Purchaser in writing).  Notwithstanding the foregoing provisions in this Section 2.1, the Purchaser shall not be obligated to pay any Contingent Payments or Top-Up Payments to Capital C Holdco unless and until (i) Capital C LP has Working Capital of at least the Working Capital Target for a continuous period of at least 6 months, (ii) Capital C LP has paid Capital C Holdco the Pre-Closing Undistributed Profit Amount in accordance with the Capital C LP Agreement and (iii) Capital C LP has sufficient cash on-hand to pay distributions due in accordance with the Capital C LP Agreement.

(j)         Termination of Contingent Payments.  Upon the exercise and closing of a Call option or the consummation of a sale to a Prospective Purchaser (as such terms are defined in the Capital C LP Agreement) pursuant to the Capital C LP Agreement (collectively, a "Sale Event"), Capital C Holdco’s right to receive any Contingent Payments based upon PBT for the calendar year in which the applicable Sale Event occurred or for any calendar year(s) thereafter, shall cease, and the obligation of the Purchaser to pay to Capital C Holdco any such Contingent Payments shall terminate, contemporaneously with the applicable Sale Event.

2.2	Definitions.

(i)	"Contingent Payments" shall mean the aggregate amount of the payments made in Sections 2.1(a) through (f).

(ii)	“Annual Determination” shall have the meaning ascribed to such term in the Capital C LP Agreement.

(iii)
"Applicable Percentage" shall mean, with respect to any Contingent Payment, a percentage equal to the result of (A) the quotient of (x) the average number of LP Units of Capital C LP owned by Capital C Holdco during the calendar year for which PBT is used to calculate such Contingent Payment (such average being determined as the quotient of (1) the sum of the products of the varying numbers of LP Units so owned by Capital C Holdco by the number of days in such year each such number was owned by Capital C Holdco, and (2) 365 or 366 days, as applicable for such year), divided by (y) the average total number of outstanding Class A Units and LP Units for such year (calculated on the same basis as provided in the parenthetical under (A)(x) above), divided by (B) 20%.

(iv)	"GAAP" shall mean United States generally accepted accounting principles consistently applied.

(v)
“Pre-Closing Undistributed Profit Amount” shall mean the amount of undistributed profits owed to the Capital C Principals from Communications Holdco immediately prior to the consummation of the Reorganization, which amount shall be determined as of the Closing Date in accordance with the Capital C LP Agreement and which amount is estimated at Closing to be equal to $627,000.

(vi)
"PBT" with respect to any year, shall mean the consolidated net income (loss) of Capital C LP before provision for any income taxes for such year, determined in accordance with GAAP; provided, however, that for purposes of calculating PBT for 2010, PBT shall be deemed to include the PBT of the Capital C Business for the period from the Closing Date through December 31, 2010.

(vii)	“Working Capital” shall mean current assets minus current liabilities as determined in accordance with GAAP.

(viii)	“Working Capital Target” shall mean the sum of (x) $1,250,000 plus (b) the Pre-Closing Undistributed Profit Amount (to the extent not yet distributed in accordance with the Capital C LP Agreement).

Section 2.3        Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on the date hereof, at the offices of MDC Partners Inc., 45 Hazelton Avenue, Toronto, Ontario, M5R 2E3, or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto (such date is herein referred to as the "Closing Date").

ARTICLE III
REPRESENTATIONS OF CAPITAL C HOLDCO AND THE CAPITAL C PRINCIPALS

Capital C Holdco and the Capital C Principals, jointly and severally, represent and warrant to and with the Purchaser, as follows:

Section 3.1        Execution and Validity of Agreements.

3.1.1      Execution and Validity.  Capital C Holdco has the full legal right and capacity to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Capital C Holdco and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of Capital C Holdco, enforceable against Capital C Holdco in accordance with its terms.

3.1.2      No Restrictions.  There is no suit, action, claim, investigation or inquiry by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision ("Governmental or Regulatory Authority"), and no legal, administrative or arbitration proceeding is pending or, to the Capital C Principals' knowledge, threatened against Capital C Holdco with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by Capital C Holdco in connection with the transactions contemplated hereby.

3.1.3      Non-Contravention; Approvals and Consents.  The execution, delivery and performance by the Capital C Principals and Capital C Holdco of their respective obligations under this Agreement and the Conveyance Documents and the consummation of the transactions contemplated hereby and thereby, will not (a) violate, conflict with or result in the breach of any provision of the declaration and limited partnership agreement (or other comparable documents) of Capital C LP or Capital C Holdco; (b) result in the violation by Capital C LP or Capital C Holdco of any Laws or Orders of any Governmental or Regulatory Authority, or (c) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require Capital C LP or Capital C Holdco to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of their respective assets or properties, or under any of the terms, conditions or provisions of any Contract to which Capital C LP or Capital C Holdco is a party or by which Capital C LP or Capital C Holdco or any of their respective assets or properties are or were bound.  Except as set forth in Schedule 3.2.10, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which Capital C LP or Capital C Holdco is a party, or by which their respective assets or properties were or are bound, for the execution and delivery of this Agreement or the Conveyance Documents, the performance by Capital C LP or Capital C Holdco of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

3.2        Proceeds of Purchase Price.  Capital C Holdco has not agreed or made any written or verbal commitment to give any employee of Capital C LP (or any family member or any affiliate of the employee of Capital C LP) any portion or share of the Purchase Price in the form of a bonus, gift, award, or any similar type of remuneration.  The Capital C Principals agree that, from and after the date hereof, no portion or proceeds of the Purchase Price shall be used to compensate or give to any employee of Capital C LP (or any family member of any employee of Capital C LP) a bonus, gift, award, or any similar type of remuneration.

3.3        Limited Partnership Units and Purchased Shares Free and Clear of All Liens; No Options or Restrictions; Subsidiaries and Investments.  Immediately prior to the consummation of the transactions contemplated by this Agreement, (a) Capital C Holdco owns of record and beneficially has valid title to the Purchased Shares, and (b) 2265179 owns of record and beneficially has valid title to the 13% Units of Capital C LP, and such ownership, in each case, is free and clear or all Liens.  There are no outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any equity or ownership or proprietary interest of 2265179 or the 13% Units, or which grants any Person (other than 2265179 or the Capital C Principals) the right to share in the earnings of Capital C LP.  2265179 does not, directly or indirectly, own any equity interest in or have any voting rights with respect to any Person other than the 13% Units.  There are no outstanding subscriptions, options, rights, warrants, calls, commitments or arrangements of any kind to acquire any of the Purchased Shares or 13% Units and there are no agreements or understandings with respect to the sale or transfer of any of the Purchase Shares or 13% Units other than this Agreement. There is no suit, action, claim, investigation or inquiry by any Governmental or Regulatory Authority, and no legal, administrative or arbitration proceeding pending or, to the knowledge of Capital C Holdco or the Capital C Principals, threatened, against 2265179, Capital C Holdco or Capital C LP or any of the Purchased Shares or any of the 13% Units, with respect to the execution, delivery and performance of this Agreement or the Conveyance Documents or the transactions contemplated hereby or thereby or any other agreement entered into by Capital C Holdco in connection with the transactions contemplated hereby or thereby.

Section 3.4        Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of Capital C Holdco in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Capital C Holdco or the Capital C Principals in connection therewith based on any agreement, arrangement or understanding with either of them.

Section 3.5  Reaffirmation of Representations and Warranties.  Capital C Holdco and the Capital C Principals hereby reaffirm and restate, to Purchaser, each of their respective representations and warranties set forth in Article III.C. of the Newport Purchase Agreement, which representations and warranties shall be true and correct as of the Closing Date.

ARTICLE IV
REPRESENTATIONS OF THE PURCHASER

The Purchaser represents, warrants and agrees to and with Capital C Holdco as follows:

Section 4.1        Existence and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

Section 4.2        Execution and Validity of Agreement.  The Purchaser has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser.  This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by Capital C Holdco and the Capital C Principals, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

Section 4.3        Litigation.  There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Purchaser, any investigation by), any Governmental or Regulatory Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of their respective properties or rights with respect to this Agreement.  The Purchaser is not subject to any Order entered in any lawsuit or proceeding with respect to this Agreement or the transactions contemplated hereby.

Section 4.4        Non-Contravention; Approvals and Consents.  The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation and bylaws of the Purchaser, (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Purchaser or any of its assets or properties, or (c) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or, except for such Liens as may be created in connection with an MDC Financing (as defined in Section 6.1 hereof), result in the creation or imposition of any Lien upon any of the respective assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation by the Purchaser of the transactions contemplated hereby

Section 4.5        Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Purchaser in connection therewith based on any agreement, arrangement or understanding with either of them.

ARTICLE V
ACTIONS AT CLOSING

Simultaneously herewith:

Section 5.1       Tax Restructuring Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, including, without limitation, the pre-closing transactions constituting the Reorganization, the Conveyance Documents and all documents incident thereto must be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Section 5. 2       Certified Resolutions.  Capital C Holdco shall have delivered to the Purchaser a copy of the resolutions of authorizing the execution, delivery and performance of this Agreement and the Conveyance Documents and the transactions contemplated hereby and thereby, certified by one of its officers.

Section 5.3        Limited Partnership Agreement.  The Capital C Principals and the Purchaser shall have entered into the Amended and Restated Capital C LP Agreement.

ARTICLE VI
OTHER AGREEMENTS

Section 6.1        MDC Financing.  Notwithstanding anything to the contrary contained in this Agreement, in consideration for the payment of the Purchase Price under Section 2.1 hereof and for other good and valuable consideration, the parties hereto hereby (i) agree that MDC Partners and/or one or more of its affiliates, in connection with its or any of its affiliates' current or future credit facilities, debt offerings (including, without limitation, senior, subordinated or mezzanine debt issued in a public offering or a Regulation S or Rule 144A private placement) or any other debt agreements, shall be entitled to: (w) pledge or grant a security interest in or otherwise have a lien placed upon the Purchaser's Limited Partnership Units; (x) pledge or grant a security interest in or to otherwise have a lien placed upon the assets and properties of Capital C LP, and/or their respective subsidiaries; (y) assign all of its rights, benefit, title and interest in Capital C LP and distributions therefrom, including, without limitation, all rights and claims pursuant to and under the Call and/or Sale Request (as such terms are defined in the applicable Limited Partnership Agreement) to or to an agent or representative on behalf of, its bank or lender or group of banks or group of lenders from time to time (as applicable and collectively, the "Lender"); and (z) have Capital C LP provide guarantees and such other ancillary security and related documentation as reasonably required by the Lender from time to time (the items in (w), (x), (y) and (z) being collectively referred to as an "MDC Financing"); and (ii) consent unconditionally to (x) the granting of all security and the execution of all documents required in connection with an MDC Financing and the enforcement thereof, where applicable, by the Lender; and (y) any transaction by which the Lender becomes the absolute legal and beneficial owner of any limited partnership Units which have been pledged or assigned to it.

Section 6.2        Equity Securities of Capital C Holdco.

(a)         As long as Capital C Holdco beneficially owns any equity interests in Capital C LP, no Capital C Principals shall sell or in any other way transfer, assign, distribute, pledge, encumber or otherwise dispose of any of the equity securities of Capital C Holdco or permit Capital C Holdco to issue any additional equity securities, other than (i) transfers among the Capital C Principals, (ii) transfers to Capital C employees or (iii) the issuance of shares to Capital C LP employees, in each case only with the prior written consent of MDC Partners.

(b)         From and after the Closing, Capital C Holdco covenants and agrees that it shall not, directly or indirectly (i) authorize, create, issue, amend or modify any equity interests (whether common or preferred), subscriptions, options, warrants, rights (including "phantom equity rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind, providing for the purchase, issuance or sale of any membership interests, profits interests, capital interests or equity interests of any kind in Capital C Holdco; or (ii) provide compensation to any employee of Capital C LP or any subsidiary, if any, except to the extent such employee was entitled or eligible to receive such compensation at the time of, and as a result of, the Closing.  Capital C Holdco further covenants and agrees that it shall not, directly or indirectly modify or amend Capital C Holdco's Articles of Incorporation (as amended through the Closing Date), a copy of each of which is attached hereto, without the prior written consent of MDC Partners.

ARTICLE VII
SURVIVAL; INDEMNITY

Section 7.1       Survival.  Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate or document delivered at the Closing by any other party.  Subject to the limitations set forth in Section 7.6, the respective representations, warranties, covenants and agreements of Capital C Holdco, the Capital C Principals and the Purchaser contained in this Agreement shall survive the Closing.

Section 7.2        Obligation of Capital C Holdco and the Capital C Principals to Indemnify.

7.2.1      General Indemnity.  Subject to the limitations contained in Sections 7.6.1 and 7.6.2, Capital C Holdco and the Capital C Principals hereby agree, jointly and severally, to indemnify the Purchaser and its affiliates, stockholders, officers, directors, employees, agents, representatives and successors, permitted assignees of the Purchaser and their affiliates (individually, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "Losses"), that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article III hereof or in any certificate delivered by Capital C Holdco or the Capital C Principals at the Closing or otherwise in connection herewith; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of Capital C Holdco or the applicable Capital C Principals contained in Article III hereof or in any certificate delivered by Capital C Holdco or the applicable Capital C Principals at the Closing or otherwise in connection herewith; (c) any breach or failure by Capital C Holdco or the applicable Capital C Principals to comply with, perform or discharge any obligation, agreement or covenant by Capital C Holdco or the Capital C Principals contained in this Agreement; or (d) any liability or obligation or any assertion against any Purchaser Indemnified Party, arising out of or relating, directly or indirectly, to any Excluded Asset or any Retained Liability (as such terms are defined in the Conveyance Documents) or other liability arising, in whole or in part, out of the conduct of the business of Communications Holdco or any of its subsidiaries or successors, if any, prior to the Closing except for the Assumed Liabilities (as such term is defined in the Conveyance Documents).

7.2.2      Losses.  The term "Losses" as used in this Article VII is not limited to matters asserted by third parties against any Purchaser Indemnified Party but includes Losses incurred or sustained by a Purchaser Indemnified Party in the absence of Third Party Claims (as defined in Section 7.4.2 hereof).

Section 7.3        Obligation of the Purchaser to Indemnify.  Subject to the limitations set forth in Section 7.6.3 hereof, the Purchaser hereby agrees to indemnify Capital C Holdco, Capital C and the Capital C Principals (individually a "Company Indemnified Party" and collectively, the "Company Indemnified Parties") against, and to protect, save and keep harmless the Company Indemnified Parties from, and to pay on behalf of or reimburse the Company Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by the Company Indemnified Parties as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of the Purchaser contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; or (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Company Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of the Purchaser contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; or (c) any breach or failure by the Purchaser to comply with, perform or discharge any obligation, agreement or covenant by the Purchaser contained in this Agreement.

Section 7.4        Indemnification Procedures.

7.4.1      Non-Third Party Claims.

(a)         In the event that any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 7.4.2) (a "Non-Third Party Claim"), against which a Person is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice to the Indemnifying Party (the "Non-Third Party Claim Notice"), which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

(b)         The Indemnifying Party may acknowledge and agree by written notice (the "Non-Third Party Acknowledgement of Liability") to the Indemnified Party to satisfy the Non-Third Party Claim within 30 days of receipt of the Non-Third Party Claim Notice.  In the event that the Indemnifying Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the "Non-Third Party Dispute Notice") to the Indemnified Party within 30 days of receipt of the Non-Third Party Claim Notice (the "Non-Third Party Dispute Period"), setting forth a reasonable basis of such dispute.  In the event that the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgement of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim.  Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section 7.4.1, or once any dispute under this Section 7.4.1 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, subject to the provisions of Section 7.6.1, the Indemnifying Party shall pay the amount of such Non-Third Party Claim to the Indemnified Party within 10 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

7.4.2      Third-Party Claims.

(a)         In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement in respect of which such Indemnified Party is entitled to indemnification by an Indemnifying Party under this Agreement (a "Third Party Claim"), the Indemnified Party shall give written notice to the Indemnifying Party (the "Third Party Claims Notice") within 20 days after asserting or learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim.  The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the "Indemnification Notice")  The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party within 15 days after receipt of the Third Party Claims Notice or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim (the "Indemnification Notice Period").

(b)         If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim (the "Defense Notice"), the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party.  The Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim ("Defense Counsel"); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, except that such approval may be withheld if the defense is to be in the name of the Indemnified Party.  In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and subject to the provisions of Section 7.6.1, the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(c)          In the event that the Indemnifying Party provides in the Indemnification Notice that it disputes the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, subject to the provisions of Section 7.6.1, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

(d)          In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party.  The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has delivered an Indemnification Notice (as to which it has assumed responsibility for the Third Party Claim), without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, such consent may be withheld if, among other reasons, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(e)          If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

(f)          Notwithstanding clause (d) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim that (i) seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) involves criminal allegations against the Indemnified Party or (iii) may lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement.

(g)          A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 7.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

Section 7.5        Right of Offset.  Without limiting any other rights or remedies available to it, the Purchaser shall be entitled to offset any claim for indemnity made pursuant to Section 7.2 and in accordance with Section 7.4, against any Contingent Payment or Top-Up Payment due to Capital C Holdco, subject to an aggregate limit of $2,750,000; provided, however, the Purchaser may only exercise such right of offset in respect of claims relating to Losses actually incurred by a Purchaser Indemnified Party (in which case the amount of such offset shall be the amount of such actual Loss) or claims actually asserted by a third party (in which case the amount of the offset shall not exceed the Purchaser's good faith estimate of the amount of indemnifiable Losses that will ultimately be payable to a Purchaser Indemnified Party in respect of such claims).

Section 7.6        Limitations On and Other Matters Regarding Indemnification

7.6.1      Indemnity Cushion and Cap.  Subject to Section 7.6.5, neither Capital C Holdco nor the Principals shall have any liability to any Purchaser Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 7.2 until such time as the amount of such liability shall exceed $100,000 in the aggregate (in which case Capital C Holdco and the Capital C Principals shall be liable for all Losses).  Notwithstanding anything to the contrary herein, subject to Section 7.6.5 below, the maximum aggregate liability of Capital C Holdco and the Capital C Principals for indemnity payments under Section 7.2.1 shall be an aggregate amount equal to the sum of (A) $750,000 plus (B) $2,750,000 of the Contingent Payments and the Top-Up Payments paid or payable pursuant to this Agreement.

7.6.2      Termination of Indemnification Obligations of Capital C Holdco and the Capital C Principals.  Subject to Section 7.6.5, the obligation of Capital C Holdco and the Capital C Principals to indemnify under Section 7.2 hereof shall terminate on March 31, 2012, except as to matters as to which the Purchaser Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

7.6.3      Termination of Indemnification Obligations of the Purchaser; Purchaser Indemnity Cap.  The obligation of the Purchaser to indemnify under Section 7.3 hereof shall terminate on March 31, 2012, except as to matters as to which Capital C Holdco or the Capital C Principals have made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto for such party shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.  Notwithstanding anything to the contrary herein, the maximum aggregate liability of the Purchaser for indemnity payments under this Agreement to the Company Indemnified Parties shall be an aggregate amount equal to $2,750,000.

7.6.4      Treatment.  Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

7.6.5      Exceptions.  Each of the limitations set forth above in this Section 7.6 shall in no event (a) apply to any Losses incurred by a Purchaser Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by Capital C Holdco or the Principals; (ii) any breach of a representation or warranty contained in Sections 3.1 or 3.3 or any other provision hereof relating to Taxes, (iii) any indemnification obligation under Sections 7.2.1(c) or 7.2.1(d)  and (iv) the obligations of Capital C Holdco and the Capital C Principals set forth in Section 8.1 to pay certain expenses; or (b) apply to any Losses incurred by a Company Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by the Purchaser; (ii) any indemnification obligation under Section 7.3(c); and (iii) the Purchaser's obligations set forth in Section 8.1 to pay certain expenses.

7.6.6      Control by MDC Partners. All decisions and determinations to be made by the Purchaser and/or a Purchaser Indemnified Party under this Article VII shall be made by MDC Partners in the name of and on behalf of the Purchaser and/or such other Purchaser Indemnified Party.

ARTICLE VIII
MISCELLANEOUS

Section 8.1        Expenses.  Except as otherwise provided in this Agreement, the Purchaser, on the one hand, and the Capital C Principals, Capital C Holdco and Communications Holdco, on the other hand, shall pay its or his own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

Section 8.2        Governing Law; Service of Process and Consent to Jurisdiction. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 8.3        "Person" Defined.  "Person" shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

Section 8.4        "Knowledge" Defined.  Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of Capital C Holdco or any Capital C Principals, such term shall be limited to the actual knowledge of the executive officers of Capital C Holdco, Capital C and the Capital C Principals (if not an individual), and unless otherwise stated, such knowledge that would have been discovered by the executive officers of Capital C Holdco, Capital C or the applicable Capital C Principals after reasonable inquiry.  Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Purchaser, as the case may be, such term shall be limited to the actual knowledge of the executive officers of such entity and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry.

Section 8.5        "Affiliate" Defined.  As used in this Agreement, an "affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

Section 8.6        Captions.  The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.7        Publicity.  Subject to the provisions of the next sentence, no party to this Agreement shall, and Capital C Holdco and the Capital C Principals shall use their reasonable efforts to ensure that no representative of either of them shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser.  Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that MDC Partners is required to make any announcement relating to or arising out of this Agreement by virtue of the securities laws of the United States or Canada or the rules and regulations promulgated thereunder or other rules of the NASDAQ Stock Market, Toronto Stock Exchange or the United States Securities and Exchange Commission or any announcement by any party or the Company pursuant to applicable law or regulations.

Section 8.8        Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mails, postage prepaid, or (c) the next business day if sent by a prepaid overnight courier service, and in each case at the respective addresses set forth below or such other address as such party may have fixed by notice:

If to the Purchaser, addressed to:

c/o MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario
Canada M5R 2E3
Attention:  Gavin Swartzman

with a copy to:

c/o MDC Partners Inc.
950 Third Avenue
New York, New York 10022
Attention:  General Counsel

If to Capital C Holdco, to:

340 King Street East, 5th Floor
Toronto, Ontario  M5A 1K8
Attention:          Tony Chapman
Facsimile:          (416) 777-006

with a copy to (which shall not constitute notice):

Hughes, Dorsch, Garland, Coles LLP
365 Bay Street, Suite 400
Toronto, Ontario  M5H 2V1
Attention:          Michie T. Garland
Facsimile:          (416) 861-1147

If to the Capital C Principals, to:

Victoria Calverley
17455 Dufferin Street, R.R. #2
Newmarket, Ontario  L3Y 4V9

and

Tony Chapman
241 Dawlish Avenue
Toronto, Ontario  M4N 1J2

with a copy to (which shall not constitute notice):

Hughes, Dorsch, Garland, Coles LLP
365 Bay Street, Suite 400
Toronto, Ontario  M5H 2V1
Attention:           Michie T. Garland
Facsimile:           (416) 861-1147

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

Section 8.9        Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.  Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 8.10     Severability.  In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 8.11      Counterparts.  This Agreement may be executed in two or more counterparts or by facsimile transmission, all of which taken together shall constitute one instrument.

Section 8.12      Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, constitutes the sole, exclusive and only agreements of the parties hereto pertaining to the subject matter hereof, contains all of the covenants, conditions and agreements between the parties, express or implied, whether by statute or otherwise, and sets forth the respective rights, duties and obligations of each party to the other party as of the date hereof. No oral understandings, oral statements, oral promises or oral inducements exist.

Section 8.13      Amendments.  This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.

Section 8.14      Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 8.9, except the Purchaser Indemnified Parties as provided in Article VII hereof and with respect to the provisions of Section 7.6.6, MDC Partners.

Section 8.15      Use of Terms.  Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.  Whenever used in this Agreement, the terms "Dollars" and "$" shall mean Canadian Dollars.

Section 8.16      "Liens" Defined.  With respect to any asset, a "Lien" shall mean (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financial lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Section 8.17      No Strict Construction; Representation by Counsel.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

*                      *                      *                      *

IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Unit Purchase Agreement, on the day and year first above written.

MDC PARTNERS INC.

	By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel

2265178 ONTARIO LIMITED

	By:	/s/ Tony Chapman
Name: Tony Chapman
Title: Authorized Officer

/s/	/s/ Tony Chapman
Witness	Tony Chapman

/s/	/s/ Victoria Calverley
Witness	Victoria Calverley

/s/	/s/ Bennett Klein
Witness	Bennett Klein

/s/	/s/ Tom Clune
Witness	Tom Clune